Exhibit 16.1

Rosenberg Rich Baker Berman & Company
265 Davidson Avenue Suite 210
Somerset, N.J. 08873-4120

July 22, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by BioSig Technologies, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to “Change in and Disagreements with Accountants on Accounting and Financial Disclosures” disclosure as part of the Form S-1 of BioSig Technologies, Inc. dated July 22, 2013. We agree with the statements concerning our Firm in such Form S-1.

/s/ Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company